Exhibit 10.7

RETENTION RESTRICTED STOCK UNITS AGREEMENT

FOR CHIEF EXECUTIVE OFFICER

CONAGRA BRANDS, INC. 2014 STOCK PLAN

This Restricted Stock Units Agreement for Chief Executive Officer (hereinafter referred to as the “Agreement”) is made between Conagra Brands, Inc., a Delaware corporation (“Conagra” or the “Company”), and the Chief Executive Officer of the Company (the “Participant”).

1.         Award Grant. Conagra hereby grants Restricted Stock Units (“RSUs”, and each such unit an “RSU”) to the Participant under the Conagra Brands, Inc. 2014 Stock Plan, as amended (the “Plan”), as follows, effective as of the Date of Grant set forth below:

Participant:

Number of RSUs:

Date of Grant:

Vesting Schedule:         Vesting Date:                  Portion of Award Vesting:

Dividend Equivalents: Dividend equivalents will be paid on earned RSUs.

Please read this Agreement and the Plan carefully. Conagra has caused this Agreement to be executed effective as of the Date of Grant. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the Plan shall control. In the event of any conflict between the terms of this Agreement and the Letter of Agreement, this Agreement shall control. To accept this grant of RSUs, by which the Participant consents and agrees to the terms and conditions on which the RSUs are offered, as set forth in this Agreement (including, in particular, such terms and conditions under Section 18 of this Agreement) and the Plan, the Participant must countersign this Agreement and return a countersigned copy to the Company no later than 11:59 p.m., Pacific Time, on the 10th calendar day following the Date of Grant. The RSUs will be accepted only if the Participant takes this affirmative action. The Participant's failure to so accept the RSUs prior to the deadline will constitute the Participant's rejection of the RSUs and their terms and conditions, as set forth in this Agreement and the Plan.

CONAGRA BRANDS, INC.

By: _________________                  Date: _________________

PARTICIPANT

By:          ________________________                  Date: __________________

Name:

2.           Definitions. Capitalized terms used in this Agreement without definition shall have the meanings set forth in the Plan unless otherwise specifically defined below or elsewhere in this Agreement.

(a)         "Cause” means: (i) the willful and continued failure by the Participant to substantially perform the Participant’s duties with the Company (other than any such failure resulting from termination by the Participant for Good Reason, as defined below) after a demand for substantial performance is delivered to the Participant that specifically identifies the manner in which the Company believes that the Participant has not substantially performed the Participant’s duties, and the Participant has failed to resume substantial performance of the Participant’s duties on a continuous basis within five days of receiving such demand; (ii) the willful engaging by the Participant in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; or (iii) the Participant’s conviction of a felony or conviction of a misdemeanor that impairs the Participant’s ability to substantially perform the Participant’s duties with the Company. For the purposes of this definition, (x) no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company; and (y) any reference to the “Company” in this Section 2(a) shall include a Successor Company, as applicable.

(b)         “Continuous Employment” means continued service from the Date of Grant, without interruption or termination, as to employment with the Company and the performance of substantial services with respect thereto. Continuous Employment shall not be considered interrupted or terminated in the case of sick leave, short-term disability (as defined in the Company’s sole discretion), military leave or any other leave of absence approved by the Company unless and until there is a Separation from Service. Further, Continuous Employment shall be considered continued service without interruption or termination in the case of (i) the termination without Cause by the Company of the Participant’s employment with the Company, or (ii) the Normal Retirement of the Participant, in either which case in connection with which the Participant continues to serve (without interruption or termination, and with the explicit written consent of the Board as to this matter), as of and after the date of such termination of employment or Normal Retirement, as a member of the Board (such continued Board service, “Transition Director Service”).

(c)         “Disability” means that the Participant, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than three months under the Company’s long term disability plan.

(d)         “Good Reason” shall have the meaning set forth in the Letter of Agreement.

(e)         “Letter of Agreement” means          the letter agreement, dated as of August 2, 2018, by and between Conagra Brands, Inc. and Sean M. Connolly.

(f)         “Normal Retirement” means the Participant’s voluntary Separation from Service with the Company on or after the Participant having attained at least age 57.

(g)         “Separation from Service,” “termination of employment,” and similar terms mean the date that the Participant “separates from service” within the meaning of Code Section 409A.

(h)         “Settlement Amount” means, for each Vested RSU, one share of Stock.

(i)         “Specified Employee” is as defined under Code Section 409A and Treasury Regulation Section 1.409A-1(i).

(j)         “Successor Company” means any successor entity to the Company in connection with and following a Change of Control.

(j)         “Successors” means the beneficiaries, executors, administrators, heirs, successors and assigns of a person.

3.           Vesting of RSUs.

(a)          Normal Vesting. Subject to the Plan and this Agreement, if the Participant has been in Continuous Employment through the Vesting Date as set forth in Section 1, then the RSUs shall become nonforfeitable (“vest”, “Vest” or similar terms).

(b)          Termination of Continuous Employment. If, prior to the Vesting Date set forth in Section 1, the Participant’s Continuous Employment with the Company terminates:

(i)         by reason of death, then all unvested RSUs evidenced by this Agreement shall become 100% Vested to the extent such RSUs have not previously been forfeited;

(ii)         by reason of Normal Retirement that does not result in Transition Director Service, or by reason of the termination of Transition Director Service, (A) before the second anniversary of the Date of Grant, then all unvested RSUs (and all dividend equivalents) shall be immediately forfeited without further consideration to the Participant or (B) on or after the second anniversary of the Date of Grant, then the Participant shall continue to Vest following such Normal Retirement (or such termination of Transition Director Service) in a pro rata portion of the RSUs to the same extent that the unvested RSUs would Vest had the Participant remained in Continuous Employment through the Vesting Date, with such pro rata portion of the RSUs determined by multiplying the total number of RSUs evidenced by this Agreement, to the extent not previously Vested or forfeited, by a fraction, the numerator of which is the total number of calendar days during which the Participant was employed by the Company (or providing Transition Director Service) during the period beginning on the Date of Grant and ending on the Participant’s termination of Continuous Employment and the denominator of which is the total number of calendar days beginning on the Date of Grant and ending on the Vesting Date, rounded to the nearest whole number of RSUs (such pro rata portion shall be considered non-forfeitable upon such Normal Retirement (or such termination of Transition Director Service) under this Section 3(b)(ii)(B) for purposes of the settlement provisions under Section 4(a)(v));

(iii)         by reason of Disability, then the Participant shall immediately Vest in a pro rata portion of the RSUs determined by multiplying the total number of RSUs evidenced by this Agreement, to the extent not previously Vested or forfeited, by a fraction, the numerator of which is the total number of calendar days during which the Participant was employed by the Company during the period beginning on the Date of Grant and ending on the Participant’s termination of Continuous Employment and the denominator of which is the total number of calendar days beginning on the Date of Grant and ending on the Vesting Date, rounded to the nearest whole number of RSUs;

(iv)         by reason of a termination of the Participant’s Continuous Employment by the Company without Cause at any time that does not result in Transition Director Service, then (A) if such termination occurs prior to the second anniversary of the Date of Grant, the Participant shall continue to Vest following such termination in the full amount of the RSUs to the same extent that the unvested RSUs would Vest had the Participant remained in Continuous Employment through the Vesting Date, or (B) if such termination occurs on or after the second anniversary of the Date of Grant, the Participant shall continue to Vest following such termination in a pro rata portion of the RSUs to the same extent that the unvested RSUs would Vest had the Participant remained in Continuous Employment through the Vesting Date, with such pro rata portion of the RSUs determined by multiplying the total number of RSUs evidenced by this Agreement, to the extent not previously Vested or forfeited, by a fraction, the numerator of which is the total number of calendar days during which the Participant was employed by the Company during the period beginning on the Date of Grant and ending on the Participant’s termination of Continuous Employment and the denominator of which is the total number of calendar days beginning on the Date of Grant and ending on the Vesting Date, rounded to the nearest whole number of RSUs (such full amount of the RSUs or pro rata portion of the RSUs, as the case may be, shall be considered non-forfeitable upon such termination under this Section 3(b)(iv) for purposes of the settlement provisions under Section 4(a)(v)); or

(v)         for Cause, then all unvested RSUs (and all dividend equivalents) shall be immediately forfeited without further consideration to the Participant.

(c)         Accelerated Vesting in Connection with a Change of Control.

(i)         If a Change of Control occurs and the Participant has been in Continuous Employment between the Date of Grant and the date of such Change of Control, then all unvested RSUs evidenced by this Agreement shall become 100% Vested, except to the extent (A) such RSUs have previously been forfeited, or (B) a Replacement Award is provided to the Participant to replace, continue or adjust the outstanding RSUs (the “Replaced Award”). If the Participant’s Continuous Employment with the Company (or any Successor Company) is terminated by the Participant for Good Reason or by the Company (or Successor Company) other than for Cause, or upon the termination of Transition Director Service, in each case within a period of two years after the Change of Control, to the extent that the Replacement Award has not previously been Vested or forfeited, the Replacement Award shall become 100% Vested.

(ii)         For purposes of this Agreement, a “Replacement Award” means an award (A) of the same type (i.e., time-based restricted stock units) as the Replaced Award, (B) that has a value at least equal to the value of the Replaced Award, (C) that relates to U.S. publicly traded equity securities of the Company (or any Successor Company) in the Change of Control (or another U.S. publicly traded entity that is affiliated with the Company (or any Successor Company) following the Change of Control), (D) the tax consequences of which for the Participant under the Code, if the Participant is subject to U.S. federal income tax under the Code, are not less favorable to the Participant than the tax consequences of the Replaced Award, and (E) the other terms and conditions of which are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent change of control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or ceasing to be exempt from Code Section 409A. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding two sentences are satisfied. The determination of whether the conditions of this Section 3(c)(ii) are satisfied will be made in good faith by the Committee, as constituted immediately before the Change of Control, in its sole discretion.

(iii)         If a Replacement Award is provided, any outstanding RSUs that are not subject to a "substantial risk of forfeiture" (within the meaning of Code Section 409A) at the time of the Change of Control shall be deemed to be Vested at the time of such Change of Control.

(d)         Forfeiture of Unvested RSUs. Subject to Section 3(b)(ii), Section 3(b)(iv) and Section 3(b)(v), any RSUs (and any dividend equivalents) that have not Vested pursuant to Section 3(a), Section 3(b), or Section 3(c) as of the Vesting Date shall be forfeited automatically and without further notice on such date (or earlier if, and on such date that, the Participant ceases to be in Continuous Employment prior to the Vesting Date for any reason other than as described in Section 3(b) or Section 3(c)).

4.         Settlement of RSUs.

(a)         Time of Settlement. To the extent not previously forfeited or settled, the Company shall pay the Settlement Amount for each Vested RSU upon the earliest of the following dates:

(i)         The Vesting Date (or within 30 days thereafter);

(ii)         Within 30 days of the Participant’s death;

(iii)         Within 30 days of the Participant’s Disability;

(iv)         A Change in Control, provided, however, that if such Change of Control would not qualify as a permissible date of distribution under Code Section 409A(a)(2)(A), and the regulations thereunder, and where Code Section 409A applies to such distribution, the Participant is entitled to receive the corresponding settlement of the RSUs on the date that would have otherwise applied pursuant to this Section 4(a) as though such Change of Control had not occurred; and

(v)         Within 30 days of the Participant’s Separation from Service for any reason that occurs within a period of two years after a Change of Control that qualifies as a permissible date of distribution under Code Section 409A(a)(2)(A), and the regulations thereunder.

(b)         Dividend Equivalents. Dividend equivalents will be paid in Stock on earned RSUs at the same time the RSUs are settled. The amount of dividend equivalents for each RSU earned shall equal the dividends paid on one share of Stock during the period between the Date of Grant and the date of distribution.

(c)         Payment of Taxes Upon Settlement. As a condition of the delivery of the Settlement Amount, the Participant agrees that the Company shall withhold a sufficient number of shares of Stock from the Settlement Amount any taxes required to be withheld by the Company under Federal, State or local law as a result of the settlement of the RSUs in an amount sufficient to satisfy the minimum amount of taxes that is required to be withheld. To the extent permitted under the Plan, the Committee may allow for additional withholding of taxes.

(d)         Specified Employee. Notwithstanding anything (including any provision of this Agreement or the Plan) to the contrary, if the Participant is a Specified Employee and if the RSUs are subject to Code Section 409A, settlement of the Participant’s RSUs on account of a Separation from Service shall be delayed for a period of six months to the extent required to comply with Treasury Regulation Section 1.409A-3(i)(2). In the Company’s sole and absolute discretion, interest may be paid due to such delay. Further any interest shall be calculated in the manner determined by the Company in its sole and absolute discretion in a manner that qualifies any interest as reasonable earnings under Code Section 409A. Dividend equivalents shall not be paid with respect to any dividends that would have been paid during the delay.

(e)         Beneficiary Designation. In the case of the Participant’s death, settlement of the Participant’s RSUs will be made to the Participant’s designated beneficiary or, if no beneficiary is so designated, the Participant’s surviving spouse (if married) or estate (if not married).

5.           Non-Transferability of RSUs. The RSUs may not be assigned, transferred, pledged or hypothecated in any manner (otherwise than by will or the laws of descent or distribution) nor may the Participant enter into any transaction for the purpose of, or which has the effect of, reducing the market risk of holding the RSUs by using puts, calls or similar financial techniques. The RSUs subject to this Agreement may be settled during the lifetime of the Participant only with the Participant or the Participant’s guardian or legal representative. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of the RSUs or any related rights to the RSUs that is contrary to the provisions of this Agreement or the Plan, or upon the levy of any attachment or similar process upon the RSUs or such rights, the RSUs and such rights shall immediately become null and void. The terms of this Agreement shall be binding upon the Successors of the Participant.

6.         Rights as Stockholder. The Participant, or his Successors, shall have no rights as a stockholder with respect to any RSUs covered by this Agreement, and, subject to Section 9, no adjustment shall be made for dividends or distributions or other rights in respect of such RSUs.

7.         Forfeitures and Recoupment. In addition to this Agreement, the RSUs and any shares of Stock issued or transferred to the Participant pursuant to the RSUs shall be subject to and remain subject to any incentive compensation clawback or recoupment policies of the Company currently in effect or as may be adopted by the Company and, in each case, as may be amended from time to time (the “Policy”), to the extent the Policy is applicable to the Participant and such RSUs or Stock. For purposes of the foregoing, the Participant expressly and explicitly authorizes the Company to issue instructions, on the Participant's behalf, to any brokerage firm and/or third-party administrator engaged by the Company to hold the shares of Stock and other amounts acquired pursuant to the RSUs to re-convey, transfer or otherwise return such shares of Stock and/or other amounts to the Company upon the Company’s enforcement of the Policy. To the extent that this Agreement and the Policy conflict, the terms of the Policy shall prevail. Relevant sections of this Agreement shall be deemed superseded by and subject to the terms and conditions of the Policy from and after the effective date thereof.

8.          Dividend Equivalents. Dividend equivalents will be paid on earned RSUs.

9.         Adjustments Upon Changes in Capitalization. In the event of any change in corporate capitalization, corporate transaction, sale or other disposition of assets or similar corporate transaction or event involving the Company as described in Section 5.5 of the Plan, the Committee shall make equitable adjustment as it determines necessary and appropriate in the number of RSUs subject to this Agreement and in the other terms of these RSUs; provided, however, that no fractional share shall be issued upon subsequent settlement of the RSUs.

10.         Notices. Each notice relating to this Agreement shall be deemed to have been given on the date it is received. Each notice to the Company shall be addressed to its principal office in Chicago, Illinois, Attention: Compensation. Each notice to the Participant or any other person or persons entitled to receive a Settlement Amount upon settlement of the RSUs shall be addressed to the Participant’s address and may be in written or electronic form. Anyone to whom a notice may be given under this Agreement may designate a new address by giving notice to the effect.

11.         Benefits of Agreement. This Agreement shall inure to the benefit of and be binding upon each Successor of the Company. All obligations imposed upon the Participant and all rights granted to the Company under this Agreement shall be binding upon the Participant's Successors. This Agreement shall be the sole and exclusive source of any and all rights that the Participant or his Successors may have in respect to the Plan or this Agreement.

12.         No Right to Continued Employment. Except as provided under Section 18, nothing in this Agreement shall interfere with or affect the rights of the Company or the Participant under any employment agreement or the Letter of Agreement or confer upon the Participant any right to continued employment with the Company.

13.         Resolution of Disputes. Any dispute or disagreement that should arise under or as a result of or in any way related to the interpretation, construction or application of this Agreement shall be determined by the Committee, subject to customary judicial resolution under applicable law (anything in the Plan to the contrary notwithstanding). This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the state of Delaware.

14.         Section 409A Compliance. To the extent applicable, this Agreement is intended to comply with or be exempt from Code Section 409A and any regulations or notices provided thereunder. This Agreement and the Plan shall be interpreted in a manner consistent with this intent. The Company reserves the unilateral right to amend this Agreement on written notice to the Participant in order to comply with Code Section 409A. It is intended that all compensation and benefits payable or provided to Participant under this Agreement shall, to the extent required to comply with Code Section 409A, fully comply with the provisions of Code Section 409A and the Treasury Regulations relating thereto so as not to subject the Participant to the additional tax, interest or penalties that may be imposed under Code Section 409A. None of the Company, its contractors, agents and employees, the Board and each member of the Board shall be liable for any consequences of any failure to follow the requirements of Code Section 409A or any guidance or regulations thereunder, unless such failure was the direct result of an action or failure to act that was undertaken by the Company in bad faith.

15.         Amendment. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto.

16.         Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provisions so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.

17.         Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the RSUs and the Participant’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

18.         Additional Terms and Conditions.

(a)         Conagra reserves the right to impose other requirements on the RSUs, any shares of Stock acquired pursuant to the RSUs, and the Participant’s participation in the Plan, to the extent Conagra determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules and regulations or to facilitate the operation and administration of the RSUs and the Plan. Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

(b)         Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prevents the Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations. For purpose of clarification, the Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.

(c)         As set forth and described in this Agreement, the terms of these RSUs and this Agreement are specifically intended by the Participant and the Company to implement treatment of the RSUs in the event of a Normal Retirement (or Transition Director Service) different than as provided for under the Letter of Agreement. To that end, notwithstanding anything in the Letter of Agreement or otherwise to the contrary, the Participant (including by accepting and not revoking this award) and the Company hereby specifically agree and acknowledge that: (i) the Normal Retirement and other terms of this Agreement shall apply to the RSUs notwithstanding Section 3.3 or Section 11 (including the third sentence of Section 11) or other applicable sections of the Letter of Agreement in the event of the Participant’s Normal Retirement; (ii) the definition of Cause set forth in this Agreement shall apply to the RSUs notwithstanding Section 4.1(a) of the Letter of Agreement; (iii) any settlement of unpaid vested benefits regarding any equity compensation (specifically with respect to the RSUs and this Agreement) shall be made subject to the terms of this Agreement notwithstanding Sections 4.2(d), Section 4.3(f) and Section 4.4(b) of the Letter of Agreement; (iv) the “Retirement” terms and conditions of the Letter of Agreement, in particular Section 4.5 and Section 4.6, shall not be applicable regarding the RSUs or this Agreement (and that such treatment shall not constitute a Company or other breach of the Letter of Agreement); and (v) this Agreement constitutes a mutual written agreement between the Company and the Participant.